PRESS RELEASE


FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:

     Joseph K. O'Brien                       Timothy G. Johnson
     Chief Financial Officer                 Executive Vice President/
     (503) 978-3306                          Chief Operating Officer
                                             (503) 978-3330

               PHOENIX GOLD INTERNATIONAL, INC. ANNOUNCES PURCHASE
                                 OF COMMON STOCK

     PORTLAND, OREGON . . . December 15, 1998 --- Phoenix Gold International, Inc. reported that it today completed the purchase of 216,000 shares of its common stock at the prevailing market price on December 10, 1998, for an aggregate of approximately $351,000. This purchase represented 6.2% of the outstanding common shares of the Company. The shares were purchased from an institutional investor.

     Phoenix Gold International, Inc. designs, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the domestic and international car audio aftermarket, the professional sound market and the custom audio/video and home theater markets.

     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the car audio, professional sound and custom audio/video and home theater markets and general economy; business conditions in international markets; the timing and the size of orders by distributors and OEM customers; competitive factors such as rival products and price pressures; the failure of new products to compete successfully in existing or new markets; the failure to achieve timely improvement in the manufacturing ramp with respect to new products; changes in product mix; availability and price of components, subassemblies and products supplied by third-party vendors; and cost and yield issues associated with production at the Company's factory.